                                                                      Exhibit 11
                             Landair Services, Inc.

                        Computation of Per Share Earnings


                                                                                FISCAL YEAR ENDED
                                                             -----------------------------------------------------
                                                               DECEMBER 31,        DECEMBER 31,      DECEMBER 31,
                                                                   1996                1995              1994
                                                             -----------------------------------------------------
                                                                      (In thousands, except per share data)
PRIMARY
Average shares outstanding                                         5,928              5,850              5,767
Net effect of dilutive stock options - based on
     the treasury stock method using average market
     price                                                           124                181                348
                                                             ------------------------------------------------------
Totals                                                             6,052              6,031              6,115
                                                             ======================================================

Net income                                                      $  3,979            $ 4,517            $ 4,017
                                                             ======================================================

Net income per share                                            $   0.66            $  0.75            $  0.66
                                                             ======================================================

FULLY DILUTED
Average shares outstanding                                         5,928              5,850              5,767
Net effect of dilutive stock options - based on the
     treasury stock method using the year-end
     market price if higher than the average market
     price                                                           129                182                356
                                                             ------------------------------------------------------
Totals                                                             6,057              6,032              6,123
                                                             ======================================================

Net income                                                      $  3,979            $ 4,517            $ 4,017
                                                             ======================================================

Net income per share                                            $   0.66            $  0.75            $  0.66
                                                             ======================================================

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